SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A)
                      OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                  ---------------------------------------------------------

Name: THE ARBITRAGE FUNDS
Address of Principal Business Office (no. & Street, City, State Zip Code):
61 WEST NINTH STREET, NEW YORK, NY  10011
Telephone Number (including area code):  (    )

Name and Address of agent for service of process:
JOHN S. ORRICO
61 WEST NINTH STREET, NEW YORK, NY  10011

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
YES [X] No [ ]

                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of New York and state of New York on the 15th day of February, 2000.

[SEAL]                                         Signature THE ARBITRAGE FUNDS
                                                         -----------------------
                                                          (Name of Registrant)

                                               By /s/JOHN S. ORRICO
                                                  ------------------------------
                                                      John S. Orrico, President
                                                      (Name of director, truste
                                                      or officer signing on
                                                      behalf of Registrant)

Attest:/s/MARK CAMPBELL
       --------------------------
         Mark Campbell

       ASSISTANT SECRETARY
                  (Title)